Exhibit 99.1

Destination Maternity Appoints New Board Member

Moorestown, N.J., December 21, 2017 – Destination Maternity (NASDAQ: DEST)) today announced the addition of Peter Longo, previously President of Macy’s Logistics/Operations, to its Board of Directors, effective immediately.

“As a Board, we have been actively evaluating our composition and size. Following significant study and engagement with stockholders, we decided to recruit individuals who possess diverse skills and experience, to help further the Company’s turnaround and drive long term profitable growth. With this in mind, we are pleased to welcome Peter to the Destination Maternity Board,” said Barry Erdos, Chairman of Destination Maternity. “We believe Peter’s strong operational and e-commerce background bring important capabilities and wisdom that will be highly valuable to the Company as it implements the strategies that are expected to position the Company for success. We also believe the addition of Peter to our Board will further build upon the strength and expertise of our current members and is aligned with our strategy to drive shareholder value.”

Mr. Longo most recently served as President of Macy’s Logistics/Operations, a position he held since 2000. In this role, he was pivotal in leading the business plan development and implementation for the logistics and technology infrastructure to support Macy’s e-commerce efforts as well as the company’s transition to omnichannel involving the analytics, operations, and systems for a flexible fulfillment network. Prior to this role, Mr. Longo functioned in a senior level capacity during the significant integrations of then Federated Department Stores with Macy’s and the May Company, and the administrative and organizational restructuring of the company. Along with his work with Macy’s, Mr. Longo has also served as Co-Chair of VICS (Voluntary Industry Collaboration & Solutions) and served on the Board of Governors for GS1-US and GS1-Global. In 2015 he received the Roger Milliken Award for outstanding contribution to industry collaboration and for his leadership in bringing RFID technology to the retail supply chain. Mr. Longo is a graduate of Villanova University with a BS in Economics and New York University with an MBA in Finance.

Following this announcement, the Board will consist of five members, four of whom are independent, and each of whom possesses significant professional experience, particularly in retail, e-commerce, marketing and finance.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 28, 2017 Destination Maternity operates 1,147 retail locations in the United States, Canada and Puerto Rico, including 501 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of October 28, 2017 Destination Maternity has 208 international franchised locations, including 16 standalone stores operated under one of the Company’s nameplates and 192 shop-in-shop locations.

CONTACT:	Allison Malkin

Caitlin Morahan

ICR, Inc.

DestinationMaternityIR@icrinc.com

203-682-8225